Exhibit 5.1

[VARIAN MEDICAL SYSTEMS, INC. LETTERHEAD]

November 29, 2005

Varian Medical Systems, Inc.

3050 Hansen Way

Palo Alto, California 94304

Re:          2005 Deferred Compensation Plan

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 to be filed by Varian Medical Systems, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, relating to deferred compensation obligations (“Deferred Compensation Obligations”) of the Company, to be offered and sold under the Company’s 2005 Deferred Compensation Plan (the “2005 Plan”), it is my opinion that the Deferred Compensation Obligations when established pursuant to the terms of the 2005 Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the 2005 Plan, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws effecting creditors’ rights generally, and (ii) subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ John W. Kuo
John W. Kuo, Esq.